Exhibit 99.1

Red Robin Gourmet Burgers Reports Earning per Diluted Share Up 20% for the Fiscal Second Quarter
Ended July 12, 2015

Greenwood Village, CO – August 11, 2015 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 12, 2015.
Second Quarter 2015 Financial Highlights Compared to Prior Year

•	Total revenues were $293.0 million, an increase of 14.4%

•	Comparable restaurant revenue increased 2.9%

•	Restaurant-level operating profit, as a percent of restaurant revenue, increased to 22.5% from 22.2% (see Schedule II)

•	EBITDA increased 19.6% to $35.0 million from $29.3 million (as adjusted, see Schedule III)

•	Net income increased 13.6% to $11.2 million from $9.8 million (as adjusted, see Schedule I)

•	Earnings per diluted share increased 14.7% to $0.78 compared to $0.68 (as adjusted, see Schedule I)
Year to date net income was $27.7 million, an increase of 29.5%. After adjusting for a change in accounting estimate for gift card breakage in the current year and executive transition costs in the prior year, year to date net income increased 23.1% to $26.8 million. Year to date earnings per diluted share was $1.94, compared to $1.47 a year ago, an increase of 32.0%. Year to date earnings per diluted share on an adjusted basis was $1.88 compared to $1.50 a year ago, an increase of 25.3%. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share, respectively.
“We continue to be pleased with the progress we are making toward a best in class brand experience.  Our guests are choosing to visit us more frequently and they are trading up to our newest burgers and beers,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “As a result, we have now outperformed the casual dining industry in reported comparable sales for the last four years and outpaced them on traffic by over 200 basis points during the second quarter.”
Operating Results
Total Company revenues, which include Company-owned restaurant revenue and franchise royalties, increased 14.4% to $293.0 million in the second quarter of 2015 from $256.1 million in the second quarter of 2014. New restaurant openings, including acquisitions and net of closures, contributed $29.7 million of additional revenue, while comparable restaurant revenue increased $7.2 million.
System-wide restaurant revenue (including franchised units) for the second quarter of 2015 totaled $363.2 million, compared to $341.5 million for the second quarter in 2014 at constant currency rates.
Comparable restaurant revenue increased 2.9% in the second quarter of 2015 compared to the same period a year ago, driven by a 0.5% increase in guest counts and a 2.4% increase in average guest check. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 22.5% in the second quarter of 2015 compared to 22.2% in the same period a year ago, an improvement of 30 basis points. The improved margin resulted from a 50 basis point decrease in cost of sales and a 40 basis point decrease in labor costs, partially offset by higher occupancy costs, including rent related to newly opened and acquired restaurants. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance

Casual Dining Restaurants (1)	Q2 2015	Q2 2014
Average weekly sales per unit:
Company-owned – Total	$58,321	$57,549
Company-owned – Comparable	$59,234	$57,556
Franchised units (2)	$62,676	$57,478
Total operating weeks:
Company-owned units	4,916	4,360
Franchised units	1,188	1,560
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 120 and 64 operating weeks in the second quarter of 2015 and 2014

(2)	Calculated at current currency exchange rates
Other Results
Depreciation and amortization costs increased to $17.3 million in the second quarter of 2015 from $14.1 million in the second quarter of 2014. The increased depreciation was primarily related to new restaurants opened and acquired since the second quarter 2014 and restaurants remodeled under the Brand Transformation Initiative.
General and administrative costs were $23.0 million, or 7.9% of total revenues, in the second quarter of 2015, compared to $20.4 million, or 8.0% of revenues in the same period a year ago. The increase of $2.6 million resulted primarily from increased incentive compensation, incremental Canadian costs and higher manager hiring and training costs.
Selling expenses were $11.1 million, or 3.8% of total revenues, in the second quarter of 2015, compared to $9.9 million, or 3.9% of total revenues, a year ago due to increased spending associated with higher gift card sales and other marketing initiatives.
Pre-opening costs were $1.4 million in the second quarter of 2015, compared to $2.3 million in the same period a year ago. The decrease is due to fewer restaurant openings in 2015 in addition to $0.7 million in acquisition costs included in the second quarter of 2014.
The Company had an effective tax rate of 28.3% in the second quarter of 2015, compared to a 27.1% rate in the same period a year ago.
Restaurant Development
As of the end of the second quarter of 2015, there were 412 Company-owned Red Robin® restaurants, 10 Red Robin Burger Works® and 99 franchised Red Robin restaurants for a total of 521 restaurants. During the second quarter, the Company opened four Red Robin restaurants, including the reopening of one Red Robin restaurant that was temporarily closed in 2014 due to public construction.
Under the Brand Transformation Initiative, the Company completed 31 remodels during the second quarter towards its goal of 150 remodels this year. The Company anticipates having a total of 295 restaurants conforming to the new brand standards by year end, including new restaurant openings.
Balance Sheet and Liquidity
As of July 12, 2015, the Company had cash and cash equivalents of $22.6 million and total debt of $145.1 million, including $8.2 million of capital lease liabilities. The Company decreased debt by $2.8 million since the beginning of fiscal year 2015.
Outlook for 2015
Red Robin’s 2015 fiscal year consists of 52 weeks and will end on December 27, 2015.
In fiscal year 2015, the Company expects comparable revenue growth of approximately 3.0% and total revenue growth near 12.0%. The Company plans to open 20 new Red Robin restaurants and three to five Red Robin Burger Works resulting in operating week growth, inclusive of 2014 acquisitions, approaching 9.0%.

Capital investments in fiscal year 2015 are expected to be approximately $170 million. In addition to the new restaurant openings, the Company plans to relocate three restaurants and remodel approximately 150 Red Robin restaurants as part of its Brand Transformation Initiative.
Restaurant-level operating profit margin in fiscal year 2015 is expected to approach 22.2%.
General and administrative costs are expected to be between $101 million and $103 million, while selling expenses are expected to be approximately 3.3% of sales. Pre-opening expense is expected to be approximately $7.0 million. Depreciation and amortization is projected to be between $78 million and $79 million.
Interest expense is expected to be approximately $4.0 million while the income tax rate in fiscal year 2015 is expected to be approximately 27.5%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2015 is estimated to be $0.33 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.08, and a change of approximately $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2015 results today at 10:00 a.m. ET. The conference call number is (888) 609-5701, or for international callers (913) 905-3216. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, August 18, 2015. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 6807530.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, revenues and profit margins, new restaurant openings (including Red Robin Burger Works) and operating weeks, capital investments including our Brand Transformation Initiative and restaurant remodeling, restaurant relocations, future economic performance, market share, anticipated costs, expenses, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2015” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies and initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 12, 2015	July 13, 2014	July 12, 2015	July 13, 2014
Revenues:
Restaurant revenue	$288,704	$251,818	$677,213	$586,813
Franchise royalties, fees, and other revenue	4,275	4,315	10,667	9,804
Total revenues	292,979	256,133	687,880	596,617

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,665	63,689	169,615	147,909
Labor	93,513	82,572	217,869	193,493
Other operating	35,356	31,022	81,940	71,619
Occupancy	23,210	18,618	53,357	42,900
Depreciation and amortization	17,260	14,120	40,263	33,006
General and administrative	23,044	20,442	58,039	52,540
Selling	11,082	9,878	24,148	20,203
Pre-opening costs and acquisition costs	1,369	2,326	2,324	4,439
Total costs and expenses	276,499	242,667	647,555	566,109

Income from operations	16,480	13,466	40,325	30,508

Other expense:
Interest expense, net and other	904	475	1,964	1,149

Income before income taxes	15,576	12,991	38,361	29,359
Provision for income taxes	4,410	3,521	10,630	7,945
Net income	$11,166	$9,470	$27,731	$21,414
Earnings per share:
Basic	$0.79	$0.66	$1.96	$1.49
Diluted	$0.78	$0.65	$1.94	$1.47
Weighted average shares outstanding:
Basic	14,142	14,312	14,134	14,335
Diluted	14,311	14,528	14,322	14,565

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) July 12, 2015	December 28, 2014
Assets:
Current Assets:
Cash and cash equivalents	$22,615	$22,408
Accounts receivable, net	15,835	23,740
Inventories	26,655	25,947
Prepaid expenses and other current assets	23,752	23,160
Deferred tax asset and other	4,461	4,677
Total current assets	93,318	99,932

Property and equipment, net	530,018	496,262
Goodwill	83,033	84,115
Intangible assets, net	41,173	42,479
Other assets, net	19,295	13,101
Total assets	$766,837	$735,889

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$24,581	$28,522
Construction related payables	24,661	15,652
Accrued payroll and payroll related liabilities	43,158	47,362
Unearned revenue	31,764	45,049
Accrued liabilities and other	33,121	27,084
Total current liabilities	157,285	163,669

Deferred rent	61,122	57,341
Long-term debt	136,875	139,375
Long-term portion of capital lease obligations	7,672	7,938
Other non-current liabilities	10,082	7,795
Total liabilities	373,036	376,118

Stockholders’ Equity:
Common stock, $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 14,176 and 14,043 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,675 and 3,808 shares, at cost	(127,627)	(132,252)
Paid-in capital	204,082	200,617
Accumulated other comprehensive loss, net of tax	(3,715)	(1,924)
Retained earnings	321,043	293,312
Total stockholders’ equity	393,801	359,771
Total liabilities and stockholders’ equity	$766,837	$735,889

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 28 weeks ended July 12, 2015 and the 12 and 28 weeks ended July 13, 2014, net income and basic and diluted earnings per share, excluding the effects of a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 12, 2015	July 13, 2014	July 12, 2015	July 13, 2014
Net income as reported	$11,166	$9,470	$27,731	$21,414
Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition costs	—	544	—	544
Income tax benefit (expense)	—	(183)	439	(183)
Adjusted net income	$11,166	$9,831	$26,801	$21,775

Basic net income per share:
Net income as reported	$0.79	$0.66	$1.96	$1.49
Change in estimate for gift card breakage	—	—	(0.10)	—
Executive transition costs	—	0.04	—	0.04
Income tax benefit (expense)	—	(0.01)	0.03	(0.01)
Adjusted earnings per share - basic	$0.79	$0.69	$1.89	$1.52

Diluted net income per share:
Net income as reported	$0.78	$0.65	$1.94	$1.47
Change in estimate for gift card breakage	—	—	(0.09)	—
Executive transition costs	—	0.04	—	0.04
Income tax benefit (expense)	—	(0.01)	0.03	(0.01)
Adjusted earnings per share - diluted	$0.78	$0.68	$1.88	$1.50

Weighted average shares outstanding
Basic	14,142	14,312	14,134	14,335
Diluted	14,311	14,528	14,322	14,565

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 12, 2015 and the 12 and 28 weeks ended July 13, 2014, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 12, 2015		July 13, 2014		July 12, 2015		July 13, 2014
Restaurant revenue	$288,704	98.5%	$251,818	98.3%	$677,213	98.4%	$586,813	98.4%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,665	24.8%	63,689	25.3%	169,615	25.0%	147,909	25.2%
Labor	93,513	32.4%	82,572	32.8%	217,869	32.2%	193,493	33.0%
Other operating	35,356	12.3%	31,022	12.3%	81,940	12.1%	71,619	12.2%
Occupancy	23,210	8.0%	18,618	7.4%	53,357	7.9%	42,900	7.3%
Restaurant-level operating profit	64,960	22.5%	55,917	22.2%	154,432	22.8%	130,892	22.3%

Add – Franchise royalties, fees, and other revenues	4,275	1.5%	4,315	1.7%	10,667	1.6%	9,804	1.6%
Deduct – other operating:
Depreciation and amortization	17,260	5.9%	14,120	5.5%	40,263	5.9%	33,006	5.5%
General and administrative	23,044	7.9%	20,442	8.0%	58,039	8.4%	52,540	8.8%
Selling	11,082	3.8%	9,878	3.9%	24,148	3.5%	20,203	3.4%
Pre-opening and acquisition costs	1,369	0.5%	2,326	0.9%	2,324	0.3%	4,439	0.7%
Total other operating	52,755	18.0%	46,766	18.3%	124,774	18.1%	110,188	18.4%

Income from operations	16,480	5.6%	13,466	5.3%	40,325	5.9%	30,508	5.1%

Interest expense, net and other	904	0.3%	475	0.2%	1,964	0.3%	1,149	0.2%
Income tax expense	4,410	1.5%	3,521	1.4%	10,630	1.6%	7,945	1.3%
Total other	5,314	1.8%	3,996	1.6%	12,594	1.9%	9,094	1.5%

Net income	$11,166	3.8%	$9,470	3.7%	27,731	4.0%	21,414	3.6%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, closure costs and restaurant impairments. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 12, 2015	July 13, 2014	July 12, 2015	July 13, 2014
Net income as reported	$11,166	$9,470	$27,731	$21,414
Interest expense, net	805	619	1,893	1,308
Provision for income taxes	4,410	3,521	10,630	7,945
Depreciation and amortization	17,260	14,120	40,263	33,006
Non-cash stock based compensation	1,403	1,021	2,849	2,030
EBITDA	35,044	28,751	83,366	65,703

Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition	—	544	—	544
Adjusted EBITDA	$35,044	$29,295	$81,997	$66,247